Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
ZEBRA TECHNOLOGIES CORPORATION

ZEBRA TECHNOLOGIES CORPORATION (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Act”), DOES HEREBY CERTIFY THAT:

1.     In accordance with the provisions of Section 242 of the Act, and the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), an amendment to the Certificate of Incorporation has been duly adopted by the Board of Directors acting at a duly convened meeting and approved by the requisite votes of the stockholders of the Corporation entitled to vote thereon voting at a duly convened meeting.

2.     Said amendment amends the Certificate of Incorporation by deleting the first sentence of Article ELEVENTH in its entirety and replacing it with the following sentence:

“ELEVENTH:  The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than two (2) nor more than eleven (11) directors.”

[Signature Page Follows.]

IN WITNESS WHEREOF, ZEBRA TECHNOLOGIES CORPORATION has caused this Certificate of Amendment to be executed this 20th day of May, 2003.

ZEBRA TECHNOLOGIES CORPORATION

By:	/s/ Edward L. Kaplan
Edward L. Kaplan
Chairman and Chief Executive Officer